Exhibit 4.13

MILLENNIUM CHEMICALS INC

SHARESAVE SCHEME 1997

TRAVERS SMITH BRAITHWAITE

10 SNOW HILL

LONDON EC1A 2AL

TEL: 0171-248 9133

RULES OF THE MILLENNIUM CHEMICALS INC SHARESAVE SCHEME 1997

(approved by the Inland Revenue under Schedule 9, Income and Corporation Taxes Act 1988 on 11 February 1997 under Inland Revenue reference: SRS 1899/KG)

1. Definitions and Interpretation

1.1 The words and expressions set out below shall have the meanings specified against them:

“Announcement Date”	the date on which the Company makes the announcement of its results for a Year or the announcement of its interim results for a Year;

“Associated Company”	an associated company as defined in Section 416 of the Taxes Act (as modified by Section 187(2));

“the Auditors”	the auditors for the time being of the Company or if there are joint auditors such one as the Board shall select acting as experts and not as arbitrators;

“the Board”	the Board of Directors of the Company for the time being or a duly authorised committee thereof;

“the Bonus Date”	(i) the earliest date on which the maximum bonus is payable (where pursuant to Rules 2 and 3 the repayment under a Relevant Savings Contract is taken as including the maximum bonus) and (ii) in any other case the earliest date on which a bonus (the standard bonus”) is payable under a Relevant Savings Contract;

“Business Day”	a day on which the New York Stock Exchange is open for business;

“the Company”	Millennium Chemicals Inc.;

“control”	as defined in Section 840 of the Taxes Act;

“Date of Grant”	such date or dates in any Year as the Board may appoint for the grant of Options under Rule 2.3;

“the due date”	the due date referred to in Rule 5 for repayment to be made under a Relevant Savings Contract;

“employee”	an individual who is a director or employee of any company within the Group;

“Eligible Employee”	(a) an employee:

(i) who has been in the continuous service of a company (currently within the Group) for one day or such shorter period as the Board may determine, on the Announcement Date immediately preceding the relevant Date of Grant; and

(ii) whose remuneration is subject to United Kingdom Income Tax under Case I of Schedule E;

(b) any other employee whom the Board shall have determined (in its absolute discretion) shall be eligible to participate in the Scheme;

Provided that no person shall be an Eligible Employee in any year of assessment if he is ineligible to participate in the Scheme by virtue of paragraph 8 of Schedule 9 to the Taxes Act;

“Exercise Price”	the amount payable per Share on the exercise of an Option which amount shall be determined by the Board or the Relevant Grantor but shall not be less than the greater of:

(a) 80% of the Market Price on the day on which the Board makes the relevant invitation under Rule 2.1; and

(b) except in the case of a Purchase Option, the nominal value of a Share;

“Form of Application”	a form of application for the grant of Options in such form as the Board may from time to time require;

“the Group”	the Company and any Subsidiary which the Board determines from time to time shall participate in the Scheme;

“Market Price”	the average of the closing market quotations of a Share derived from the New York Stock Exchange for the three immediately preceding dealing days;

“Option”	an option to acquire Shares granted pursuant to the Scheme or where applicable a Purchase Option;

“Option Holder”	a person to whom an Option has been granted under the Scheme or, where appropriate, the personal representatives of such a person;

“Purchase Option”	an Option to purchase existing Shares granted by Relevant Grantor under the Scheme;

“Relevant Grantor”	the trustees of any trust which holds Shares and confirms to the Company that it will comply with the Scheme;

“Relevant Savings Contract”	a certified contractual savings scheme within the meaning of Section 326 of the Taxes Act and approved by the Board of Inland Revenue for the purposes of Schedule 9 to the Taxes Act which has been entered into in connection with the granting of options to acquire shares under any share option scheme approved under Schedule 9 to the Taxes Act (including the Scheme);

“the Scheme”	the Millennium Chemicals Inc. Sharesave Scheme 1997;

“Shares”	fully paid common stock in the capital of the Company which comply with the conditions in paragraphs 10 to 14 (inclusive, of Schedule 9 to the Taxes Act;

“Subsidiary”	a company wheresoever incorporated which is for the time being under the control of the Company;

“Taxes Act”	Income and Corporation Taxes Act 1988;

“Year”	an accounting reference period of the Company under the Companies Act 1985;

“Year of Assessment”	the year beginning on any 6th April and ending on the following 5th April.

1.2 References in the Scheme to a statute or a statutory provision shall include any modification re-enactment or extension thereof.

1.3 Words importing one gender shall include the other gender and words importing the singular shall (where appropriate) include the plural and vice versa.

2. Grant of Options

2.1 The Board having determined the number of Shares (if any) over which it is prepared to grant Options may invite each and every Eligible Employee to apply for Options to acquire at the Exercise Price for up to such number of Shares as the Board may specify in the invitation and as may be permitted in accordance with Rules 3 and 4. Invitations may only be made:

2.1.1 within the period of not more than 30 days after the date of approval of the Scheme by the Inland Revenue;

2.1.2 after the expiry of the period set out in 2.1.1 above, within the period of 42 days after each Announcement Date;

2.1.3 within the period of 21 days after the occurrence, in the opinion of the Board, of exceptional circumstances relating to or affecting the Group.

2.2 An invitation shall lapse unless within such period as the Board may specify in the invitation (such period being not less than 14 days after the date on which the invitation is made):

2.2.1 the Company shall have received a duly completed Form of Application from the employee which shall (subject to Rule 3.1) state, inter alia, whether for the purpose of determining the number of shares over which each Option is to be granted the repayment under the Relevant Savings Contract is to be taken as including the maximum bonus or the standard bonus; and

2.2.2 the employee shall have applied to enter into a Relevant Savings Contract in respect of each Option complying with Rule 3.1 and shall have lodged such application with the Company.

2.3 The Board shall in respect of each occasion when invitations to apply for Options are made appoint a date to be the Date of Grant for that occasion which shall not be later than 30 days following the Business Day by reference to which the Market Price for the relevant invitations was determined except where applications are scaled down in accordance with Rule 4.4 when it shall not be later than 42 days following such day.

2.4 Subject to Rules 3 and 4, on each Date of Grant the Board shall accept the applications of, and thereby grant Options to, those Eligible Employees who have satisfied this requirement and who are Eligible Employees on that date.

2.5 A Relevant Grantor, after consultation with the Board and in accordance with Rules 2.1 to 2.4 above, may issue invitations and grant Purchase Options at the Option Price to any Eligible Employees in respect of such number of Shares as it shall determine. The Board shall give to the Relevant Grantor such information as it may reasonably request in relation to Purchase Options including information required to determine when Purchase Options will lapse following the cessation of an Option Holder’s employment.

2.6 As soon as practicable following the Date of Grant the Company or the Relevant Grantor shall issue to each Option Holder in respect of each Option an Option Certificate stating:

2.6.1 the Date of Grant on which the Option was granted;

2.6.2 the number of Shares comprised in the Option;

2.6.3 the Exercise Price in respect of those Shares; and

2.6.4 the earliest date of exercise in normal circumstances.

3. Conditions attaching to the grant of Options

3.1 Each Eligible Employee who wishes to apply for one or more Options shall first complete an application to enter into a Relevant Savings Contract under which the amount of the repayments (which at the discretion of the Company shall include such of the maximum bonus or the standard bonus as the Company may permit and the Eligible Employee shall have chosen) shall on the due date as nearly as practicable equal but not exceed the aggregate of the Exercise Price for the Shares comprised in the Options.

3.2 An Option shall be personal to the Option Holder and may not, save as herein otherwise specifically provided, be transferred, assigned or charged and shall immediately become void and of no effect in the event of the bankruptcy of the Option Holder.

3.3 The Company shall have the power from time to time to determine with which savings institution Eligible Employees may enter Into Relevant Savings Contracts for the purpose of financing Options.

4. Limit on Options

4.1.1 No Option may be granted to an Eligible Employee which would result in the aggregate Exercise Prices of Shares comprised in outstanding Options granted to him under the Scheme exceeding the maximum amount repayable (inclusive of any bonuses applied under the Scheme) on the respective due dates to the employee under all his Relevant Savings Contracts.

4.1.2 No employee shall make monthly contributions under Relevant Savings Contracts exceeding, in aggregate, £250; or such lesser amount as the Board may decide. The monthly savings contributions under each Relevant Savings Contract shall not be less than £5 and shall be a multiple of £1 and for weekly paid employees shall be not less than £1.25 per week and shall be a multiple of £0.25.

4.2 If pursuant to any invitation made under Rule 2.1 valid applications are received for Options over more Shares than the aggregate number for which applications were invited (or the limits referred to above are exceeded) the Board shall scale down applications by carrying out the following steps successively to the extent necessary to eliminate the excess:

4.2.1 the monthly contributions which each applicant has applied to make under all Relevant Savings Contracts (and the number of Shares comprised in the Option) shall be aggregated and then scaled down as nearly as possible proportionately (contributions under each Relevant Savings Contract shall be rounded to the nearest multiple of £1, or in the case of weekly paid employees £0.25, provided that in no case shall the monthly contributions be reduced below £5 (or £1.25 per week in the case of weekly paid employees);

4.2.2 each application where the applicant has elected to apply the maximum bonus under the Relevant Savings Contract shall be treated as an application to apply the standard bonus;

4.2.3 each application shall be treated as exclusive of any bonus; and

4.2.4 applications will be selected by lot each based on monthly contributions of £5 and exclusive of any bonus.

4.3 Each application shall be deemed to be modified or withdrawn in accordance with the foregoing and the Board shall grant Options accordingly.

4.4 To the extent that the Board consider that the exercise of Options can be satisfied by the transfer of Shares already in issue those Options shall not be treated as granted over unissued Shares.

5. Exercise of Options

5.1 Subject to the provisions of Rules 6 and 7 an Option may only be exercised within the six months commencing on the due date for repayment under the Option Holder’s Relevant Savings Contract. Where an Option Holder has elected to receive the maximum bonus (and Rule 4.2.2 has not been applied to reduce such bonus to the standard bonus) the due date shall be the earliest date on which the maximum bonus is payable. Where an Option Holder has elected to receive the standard bonus the due date shall be the earliest date on which the standard bonus is payable.

5.2 An Option shall be exercised by notice in writing (in the form prescribed by the Company) given by the Option Holder to the Company (or, in the case of Purchase Options to the Relevant Grantor) in respect of all or some of the Shares comprised in the Option and such notice shall be accompanied by the relevant Option Certificate and a remittance for the aggregate of the Exercise Prices payable, such payment to be made only out of the proceeds of the Relevant Savings Contract. No Option may be exercised in respect of a number of Shares the aggregate of the Exercise Prices for which exceeds the amount (including any bonus and/or interest) repaid under the Relevant Savings Contract. Any repayment under the Relevant Savings Contract shall exclude the repayment of any contribution the due date of which falls more than one month after the date on which repayment is made.

5.3 As soon as reasonably practicable and within 30 days after the receipt of notice of exercise of an Option and of the Option Certificate and the appropriate payment

Either

1)	The Board shall procure that the Option Holder acquires the Shares in respect of which the Option has been validly exercised by either (i) allotting Shares to the Option Holder; or (ii) procuring the transfer of Shares to the Option Holder

OR

2)	the Relevant Grantor shall procure the transfer of Shares to the Option Holder and shall issue a definitive certificate in respect of the Shares allotted or transferred. Such Shares shall rank for all distributions declared, made or paid to shareholders on the register on the immediately following record date occurring after the date on which the notice of exercise is given to the Company in accordance with Rule 5.2 and otherwise pari passu with the other fully-paid issued Shares.

5.4 The Company shall make application to the New York Stock Exchange for admission of all Shares issued under the Scheme.

5.5 If an Option Holder obtains repayment of his contributions under a Relevant Savings Contract prior to having made the maximum number of contributions thereunder the relevant Option shall thereupon lapse unless such Option is exercisable at the time of such repayment under Rule 6 or 7.

6. Rights to exercise Options

6.1 Save as provided in this Rule 6 an Option shall lapse if the Participant fails to make more than six monthly contributions under the Relevant Savings Contract or forthwith upon the Option Holder ceasing to be an employee, or on the date of receipt by the body administering the Relevant Savings Contract of a repayment notice requesting repayment prior to the due date provided that such Option is not then capable of being exercised. No Option may be exercised by any person who is (or by the personal representatives of a person who at the date of his death was) precluded from participating in the Scheme by paragraph 8 of Schedule 9 to the Taxes Act.

6.2 For the purposes of these Rules, where an Option Holder ceases to be an employee because his employment is terminated by his employer without notice or where he terminates his employment with or without notice, his employment shall be deemed to cease on the date on which the termination takes effect or, if earlier, the date of giving such notice. If the Option Holder’s employment is terminated by his employer with notice his employment shall be deemed to cease on the date when such notice expires.

6.3 Where the holder of an unexercised Option ceases to be an employee by reason of his death prior to the due date, the Option may be exercised by his personal representatives within twelve months of the date of death but shall lapse if it has not been exercised at the end of such period. Where the holder of an unexercised Option dies on or within 6 months after the due date the Option must be exercised (if at all) by his personal representatives within 12 months of the due date.

6.4 Where the holder of an unexercised Option ceases to be an employee by reason of:

6.4.1 injury, disability, or redundancy (within the meaning of the Employment Rights Act 1996); or

6.4.2 retirement either on reaching 65 years of age (which shall be the specified age for the purposes of paragraph 8A of Schedule 9, Taxes Act) or at any other age at which he is bound to retire in accordance with the terms of his contract of employment; or

6.4.3 a company ceasing to be under the control of the Company, or a business or a part of a business being transferred to a person who is neither an Associated Company of the Company nor a company of which the Company has control any such Option must be exercised (if at all) within six months of his so ceasing or, if earlier, within 6 months after the due date, but (subject to Rule 6.8) shall lapse if it has not been exercised at the end of such period.

6.5 If at the due date the holder of an unexercised Option has ceased to be an employee of the Company, but holds an office or employment in a company which is not a participating company but which is at the due date an Associated Company or a company of which the Company has control, then any such Option may be exercised within six months of the due date, but shall lapse if it has not been exercised at the end of such period.

6.6 Where the holder of an unexercised Option ceases to be an employee after the expiry of a period of three years from the relevant Date of Grant by reason of retirement with the consent of the Company before the age at which he is bound to retire in accordance with the terms of his contract of employment he may exercise any such Option within 6 months of the date of his so ceasing or, if earlier, within 6 months after the due date.

6.7 An Option Holder who continues to hold the office or employment by virtue of which he is eligible to participate in the Scheme after the date on which he reaches 65 years of age may exercise his Option or Options within 6 months after that date or, if earlier, within 6 months after the due date.

6.8 No person shall be treated for the purposes of this Rule 6 as ceasing to be employed by a member of the Group until he is no longer employed by the Company, any Associated Company or a company of which the Company has control.

7. Changes in control

7.1 For the purposes of the Scheme a change in control shall be deemed to have occurred where:

7.1.1	a person or group of persons acting in concert obtains control of the Company as a result of making:

(a)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that it is satisfied that the person making the offer will have control of the Company; or

(b)	a general offer to acquire all the issued Shares

(subject to any condition on which the offer is made being satisfied and excluding in each case any shares already owned or controlled by that person or group); or

7.1.2	the members of the Company pass a resolution for the voluntary winding up of the Company.

7.1.3	the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, under Section 425 of the Companies Act 1985.

7.2.1	Except in cases where Rule 7.3 is implemented in the event of a change in control of the Company as defined in paragraph 7.1 above, Options shall become immediately exercisable and shall remain exercisable for a period of six months from the date of change in control.

7.2.2	Except as provided in Rule 6.3, Options exercisable under 7.1.1 or 7.1.3 above which are not exercised within six months from the date of change in control shall lapse. Options exercisable under Rule 7.1.2 which are not exercised within six months from the date of change in control shall lapse notwithstanding Rule 6.3.

7.3.1	If any company (hereafter the “Acquiring Company”) obtains control of the Company in the circumstances described in Rules 7.1.1 or 7.1.3 then the Option Holder may by agreement with the Acquiring Company within six months of the Acquiring Company obtaining control of the Company release his Options in consideration of the grant of New Options as defined in Rule 7.3.2.

7.3.2	New Options shall mean Options which are granted over shares in:

(a)	the Acquiring Company or

(b)	a company which has control of the Acquiring Company or

(c)	a company which is, or has control of a company which is a member of a consortium which owns or has control of the Acquiring Company.

7.3.3	The grant of New Options may only take place on the following conditions:

(a) the shares over which the New Options are granted (the “New Scheme Shares”) comply with the provisions relating to scheme shares contained in paragraphs 10 to 14 inclusive of Schedule 9 to the Taxes Act;

(b) the total market value, immediately before the Release, of the Shares which were subject to the Old Options is equal to the total market value, immediately after the Release, of the New Scheme Shares in respect of which the New Options are granted to the Option Holder;

(c) the total amount payable by the Option Holder for the acquisition of New Scheme Shares on complete exercise of the New Options is equal to the total amount that would have been payable for the acquisition of Ordinary Shares on complete exercise of the Old Options; and

(d) the New Options are otherwise identical in terms to the Old Options.

7.3.4	The New Options shall, for all the other purposes of this Scheme be treated as having been acquired at the same time as the Old Options were or were treated as acquired and “Date of Grant” shall be construed accordingly.

7.3.5	Any agreement between the Acquiring Company and the Option Holder relating to the Release must be on terms that the Inland Revenue shall have previously approved and the conditions set out in Rule 7.3.3 must have been satisfied in relation thereto with the result that the New Options are treated for the purposes of Section 185 of the Taxes Act, this Scheme, and the subsequent application of the provisions of this Scheme to the New Options, as if such New Options had been granted at the same time as the Old Options.

7.3.6 Where the Option Holder releases his Options under Rule 7.3.1, the New Options granted to him on that Release shall not lapse, and nor shall the Option Holder be entitled to exercise the New Options early under Rule 7.2, solely by virtue of the circumstances which entitled the Option Holder to effect the Release.

7.3.7 Where any New Options are granted pursuant to this Rule, Rules 5.1, 5.2, 5.3, 5.4, 6.4, 6.5, 7.8, and 9.1 shall in relation to the New Options be construed as if references to the Company, and the Shares were references to the Acquiring Company or, as the case may be, to the other company to whose shares the New Options relate and to the shares in the Acquiring Company or in that other company, as the case may be but the Group shall continue to be construed as if the Company was Millennium Chemicals Inc.

8. Adjustment of Option Terms

8.1 With the prior approval of the Inland Revenue (and in the case of Purchase Options after consultation with the Relevant Grantor) the number of Shares that are the subject of an Option and/or the Exercise Price in respect thereof may be adjusted in such manner as the Auditors confirm in writing to be in their opinion fair and reasonable upon the occurrence of any capitalisation issue or offer by way of rights (including an open offer) or upon any sub-division, reduction or consolidation of the share capital of the Company after the date on which the Option is granted provided that the Exercise Price payable on the exercise of an Option shall not be less than a sum equal to the nominal value of a Share.

8.2 If as a result of any issue the Exercise Price under any Option would (but for the proviso contained in Rule 8.1 fall below the nominal value of a Share the Company may, to the extent it is lawful so to do, upon exercise of such Option capitalise reserves to be applied in paying up additional Shares to be allotted to the Option Holder to bring about a full equitable adjustment hereunder.

9. General

9.1 The Company shall keep available a sufficient number of unissued Shares and/or have the agreement of other shareholders of the Company to transfer sufficient numbers of the shares held by them to satisfy the exercise in full of all Options for the time being remaining capable of being exercised.

9.2 The Relevant Grantor shall at all times keep sufficient Shares to satisfy all Purchase Options which remain capable of being exercised.

9.3 Participation in this Scheme by an Eligible Employee is a matter entirely separate from any pension right or entitlement he may have and from his terms and conditions of employment and in particular (but without limiting the generality of the foregoing) any Eligible Employee who leaves the employment of the Group or who otherwise ceases to be an Eligible Employee shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

9.4 Any notice in writing to be given to any Option Holder under the Scheme shall be sufficiently given if sent through the post in a prepaid cover addressed to him at his address last known to the Company. An Option Holder shall notify the Company in writing of any change of address. Any notice in writing to be given to the Company shall be properly given if sent to or left at the registered office of the Company, addressed for the attention of the Company Secretary.

9.5 If any matter arises in connection with the Scheme or its operation for which provision is not made in these Rules such matter shall be resolved, dealt with or provided for in such manner as the Board shall in its absolute discretion think fit.

9.6 The Scheme shall be governed by English law.

10. Modifications to Scheme

10.1 The Board may from time to time make alterations to these Rules provided always that:

10.1.1 no alteration shall have effect until approved by the Board of Inland Revenue; and

10.1.2 no alteration shall be effective which would materially prejudice the interests of Option Holders in relation to Options already granted to them unless the sanction of Option Holders has been obtained in accordance with the provisions for the alteration of class rights contained in the Articles of Association of the Company for the time being for which purpose an Option Holder shall be regarded as holding the number of Shares comprised in Options granted to him remaining capable of being exercised.

10.2 An Extraordinary Resolution of a meeting of Option Holders held in accordance with Rule 10.1.2 shall have the power to sanction any scheme, compromise or arrangement affecting Options or the rights thereunder and shall be binding on all Option Holders.

10.3 The Board may at any time (without prejudice to the rights of Option Holders under subsisting Options) suspend or terminate the operation of this Scheme and, unless the Scheme is extended by a board resolution of the Company no further Options shall be granted after 20 January 2007.

10.4 The Board’s decision on any matter concerning the Scheme shall (subject as expressly provided to the contrary in these Rules) be final and binding.